OFFERINGS PURCHASED BY NML VARIABLE ANNUITY FUNDS IN WHICH
            R.W. BAIRD WAS IN UNDERWRITING GROUP*
                           2Q 2000

                                             NML
PARTICIPATION
ISSUE/              OFFER.         SELLING        TOTAL $
% OF
ACCOUNT        PRICE               CONCESSION          (000)
OFFERING

AT&T Wireless Group Tracking Stock
  VA Growth Stock   $25.50              $0.50
$1,109         0.01%

Sonic Innovations
  VA Small Cap Growth    $14.00              $.058
$182      0.36%

Storage Networks
  VA Small Cap Growth    $27.00              $1.13
$213      0.09%




*All companies have been in existence for 3 years
NML complied with the 2 day waiting period for each offering post trade date
No shares were designated to Baird by NML for all offerings